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                                                               Exhibit 10.5.2


                             EMPLOYMENT AGREEMENT



          AGREEMENT, made as of July 31, 1997, by and between PATINA OIL &

GAS CORPORATION, a Delaware corporation (the "Company") and THOMAS J. EDELMAN

("Executive").


                                   RECITALS


          Executive currently serves as Chairman of the Board, Chairman,

President and CEO (collectively "Executive Positions") of the Company.  In order to induce Executive to continue to serve in the Executive Positions for the Term provided in this Agreement, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

          Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

          It is therefore hereby agreed by and between the parties as follows:

          1.  Employment.

          1.1  Subject to the terms and conditions of this Agreement, the

Company agrees to employ Executive during the Term (as hereinafter defined)

in the Executive Positions.  Executive shall only report to the Board of

Directors of the Company (the "Board") and shall have the customary powers,

responsibilities and authorities of chief executive officers of corporations of the size, type and nature of the Company, as it exists from time to time,

as are assigned by the Board.  Such powers, responsibility and authority shall in no event, without the prior written consent of Executive, be altered





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or diminished in any significant respect from those held by Executive immediately prior to the Effective Date.

          1.2  Subject to the terms and conditions of this Agreement,

Executive hereby agrees to continue his employment under the terms hereof in the Executive Positions, commencing on the date of the closing (the

"Effective Date") of the transactions contemplated in the Company's

Registration Statement on Form S-3, dated July, 1997, and agrees to devote the necessary working time and efforts, to the best of his ability,

experience and talent, to the performance of services, duties and responsibilities in connection therewith.  It is recognized and understood by the Company that while Executive will commit a substantial portion of his working time to carrying out the duties of the Executive Positions and that the business of the Company will represent Executive's primary responsibility, Executive will continue, however, to engage in outside business activities such as those in which he is currently engaged, with his commitment to such outside activities to remain at substantially current levels.  Without limiting the foregoing, Executive may change individual outside business activities without Company approval so long as his aggregate commitment to outside business activities does not materially increase or materially conflict with his positions or duties hereunder.

          1.3  Nothing in this Agreement, subject to his obligations under

Section 1.2, shall preclude Executive from engaging in charitable and community affairs, from managing any passive investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 5% of the equity of any publicly-held entity, without the prior approval of the Board) or from serving, subject to the prior approval of the Board, as a member of boards of directors, senior executive,

or as a trustee of any other corporation, association or entity.  For



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purposes of the preceding sentence, any approval of the Board required therein shall not be unreasonably withheld.  In addition, nothing herein shall preclude the Executive from continuing to hold any position he holds or fulfill any responsibility he is performing on the date hereof, all subject to the provisions of Section 1.2 hereof.

          2.  Term of Employment.  The Term shall commence on the Effective

Date and, subject to the terms hereof, shall terminate on the earlier of (i)

the third anniversary of the Effective Date (the "Termination Date") or (ii)

termination of Executive's employment pursuant to this Agreement; provided,

however, that any termination of Executive's employment by the Company under

Section 6.1 (other than for Cause or on account of death or Permanent

Disability) may only be made on 90 days prior written notice (or upon payment in lieu of such notice) or, if by Executive (other than for death, Permanent

Disability or Good Reason), may only be made upon 90 days prior written notice to the Company and any termination of employment by Executive for Good

Reason may only be made upon 30 days prior written notice to the Company (any reference to the "Term" of this Agreement will include the initial term).

          3.  Compensation.

          3.1  Salary.  The Company shall pay Executive a base salary ("Base

Salary") at the rate of $350,000 per annum for the period commencing on the earlier of the date of this Agreement or August 1, 1997 and ending on the

Termination Date.  Base Salary shall be payable in accordance with the ordinary payroll practices of the Company, adjusted as provided for herein.

The Base Salary shall be reviewed with respect to annual increases as of

March 1 of each year, commencing on March 1, 1998, taking into account the rate of increase of base salaries of individuals holding comparable positions with comparable companies, the aggregate annual cash compensation of such individuals and the Company's operations for the prior full calendar year;




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provided, however, that any increase in the Base Salary shall be in the sole discretion of the Board.  The Base Salary provided herein is based on the understanding of the Company and the Executive that the Executive Positions will be extremely time intensive for the first year of the Term, and less so thereafter (because the Company hopes to hire a President to lessen

Executive's duties).  In the event that these understandings prove to be incorrect, the parties hereto agree that the Base Salary shall be adjusted

(either higher or lower, as the case may be) to such amount as shall be mutually agreed upon.

          3.2  Annual Bonus.  In addition to his Base Salary, Executive shall be paid an annual bonus (the "Bonus") during the term of his employment hereunder with a target amount equal to 100 percent of Base Salary (the

"Target Bonus") based on performance criteria determined by the Company's

Board of Directors in its sole discretion, but only after consultation with

Executive.  The Bonus shall be paid in cash, except that up to 50 percent may be payable in Company stock, which is fully vested and is placed in

Executive's tax deferred compensation account for payment in a subsequent fiscal year.  Any proposal to pay more than 50 percent of the bonus in

Company stock shall require the consent of Executive.

          3.3  Compensation Plans and Programs.  Executive shall continue to be eligible to participate in all compensation plans or programs maintained by the Company, as in effect from time to time, in which other senior executives of the Company can then participate.  Executive shall be granted a

5 year fully vested stock option on the Effective Date to purchase 250,000

Company shares at the offering price, as provided in the agreement evidencing such grant (the "Stock Option Agreement").  However, in providing future grants of stock options, the Company shall disregard such stock option grant.



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          4.  Employee Benefits.

          4.1  Employee Benefit Programs, Plans and Practices.  The Company

shall provide Executive during the Term with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to any of its senior executives, initially equal to those in effect immediately prior to this Agreement, with such increases, improvements or other changes thereto as from time to time may be adopted.

          4.2  Vacation and Fringe Benefits.  Executive shall be entitled to no less than one calendar month paid vacation in each calendar year, which shall be taken at such times as is reasonably determined by Executive to be consistent with Executive's responsibilities hereunder.  In addition,

Executive shall be entitled to the perquisites and other fringe benefits made available to senior executives of the Company, commensurate with his position with the Company.

          4.3  New York Office.  The Company shall provide Executive with offices, facilities, parking and employee services at an office in midtown

Manhattan in New York City, reasonably selected by Executive and appropriate to his Executive Positions.  Executive shall not be required to relocate his office from the midtown Manhattan location selected by him; provided,

however, that the cost to the Company of obtaining and maintaining such office is reasonable.  In addition, Executive shall seek, and the Company shall be paid, any amounts obtained from other entities for whom Executive performs services representing reimbursement for the portion of the expenses of maintaining the office allocable to such other entities.  Executive shall also be entitled to continue to employ or hire on behalf of the Company appropriate employees in positions similar to those currently provided to



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Executive, including an administrative assistant and a financial analyst.

Such individuals shall be compensated at current levels paid with increases commensurate with the respective levels of seniority and ability of the individuals providing such services as well as then prevailing compensation levels.

          4.4  Modifications of Certain Benefits.  Executive shall have the right to change insurance benefits provided to him (including, without limitation, the right to choose split dollar universal life insurance in place of term life insurance) so long as the overall cost to the Company is not increased.

          5.  Expenses.  Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement,

including, without limitation, expenses for travel and similar items related to such duties and responsibilities.  The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy)

accounts of such expenditures.

          6.  Termination of Employment.

          6.1  Termination Not for Cause or for Good Reason.  (a)  The

Company may terminate Executive's employment at any time for any reason, upon

90 days prior written notice (or payment in lieu thereof) if such termination is other than for Cause, death or Permanent Disability.  If Executive's employment is terminated: (i) by the Company other than for Cause (as defined in Section 6.3 hereof) or as a result of Executive's death or Permanent

Disability (as defined in Section 6.2 hereof), (ii) by the Executive for Good

Reason (as defined in Section 6.1 (c) hereof), or (iii) by the Executive within 12 months following a Change in Control (as defined in Section 6.1 (d)

hereof), prior to the Termination Date, Executive shall receive, promptly



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following the termination of his employment, by check payable to the order of

Executive or by wire transfer to an account specified by Executive, all accrued amounts owed to him through the date of termination including those arising under Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 5.  The amount due hereunder with respect to Section 3.2 shall be equal to the Target Bonus in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until the termination and the denominator of which is 365 (the "Pro-Rated

Target Bonus").  In calculating the amount due under Section 4.2, Executive shall be entitled to receive a cash lump sum payment in respect of accrued but unused vacation days (the "Vacation Payment") and to compensation earned but not yet paid (including any deferred Bonus payments) (the "Compensation

Payment"), and to continued coverage for 24 months under any employee medical, disability and life insurance plans in accordance with the respective terms thereof or, at the Executive's option, a cash payment equal to the Company's cost for such coverage.  In addition, Executive shall be entitled to receive an additional amount (the "Termination Amount"), which shall be payable in equal monthly installments over the 24 months following

Executive's termination.  The Termination Amount shall consist of two times the sum of (i) the Base Salary, (ii) the greater of (a) the Target Bonus or

(b) the Bonus payable with respect to the prior year, (iii) the contribution the Company would have made to the Executive's 401(k) account, and (iv) the

Matching Deferral (as defined in the Company's Deferred Compensation Plan for

Select Employees (the "Deferral Plan")), assuming the Executive deferred the maximum amount pursuant to the Deferral Plan.

          (b)  The Vacation Payment and the Compensation Payment shall be paid by the Company to Executive promptly after the termination of



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Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive.

          (c)  For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

          (i) Any material breach by the Company of any provision of this Agreement, including any reduction by the Company of Executive's duties or responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, as a result of Executive's death or by Executive other than for Good Reason);

         (ii) Any reduction by the Company in Executive's Base Salary or bonus opportunities or any reduction of Executive's benefits or perquisites (in an aggregate value greater than $10,000); or

        (iii) The relocation of Executive by the Company to any place outside of Manhattan in the City of New York, except for required travel on the Company's business to an extent substantially consistent with past practice.

          (d)  For purposes of this Agreement, "Change in Control" shall mean any of the following:

          (1) the holders of the voting securities of the Company shall have approved a merger or consolidation of the Company with any other entity, unless the proposed merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

          (2) a plan of complete liquidation of the Company shall have been adopted or the holders of voting securities of the Company shall have approved an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets;

          (3) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("1934 Act")) shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 25% or more of the combined voting power of the Company's then outstanding common shares;

          (4) during any period of twenty-four (24) months, members who at the beginning of such period constituted the Board shall have ceased for any reason to constitute a majority thereof, unless the election, or nomination for election by the Company's stockholders, of each director shall have been approved by the vote of at least two-thirds of the



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     directors then still in office and who were directors at the beginning of such period (so long as such director was not nominated by a person who has expressed an intent to effect a Change in Control or engage in a proxy or other control contest); or

          (5) the occurrence of any other change in control of a nature that would be required to be reported in accordance with Form 8-K pursuant to Sections 13 or 15(d) of the 1934 Act or in the Company's proxy statement in accordance with Schedule 14A of Regulation 14A promulgated under the 1934 Act, or in any successor forms or regulations to the same effect.

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to occur upon the occurrence of any of the following: i) the transactions contemplated in the Company's Registration Statement on Form S-

3, dated July, 1997, (ii) any acquisition of the Company's shares by the

Company, or (iii) any acquisition of the Company's shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

          (e)  In addition, upon a Change in Control: i) all non-vested securities of the Company held by Executive, including, without limitation,

all non-vested options to purchase Company stock, shall automatically vest and become immediately exercisable and shall remain exercisable for the balance of the term of the grant, without regard to whether or not

Executive's employment has been terminated); and (ii) all non-vested rights under, or in connection with, all of the Company's benefit plans, including,

without limitation, the Company's 401(k) plan, bonus plan (including cash and/or stock) and deferred compensation plan shall automatically vest;

provided, however, that in the event the Company is unable to vest the

Executive's rights in any qualified pension plans without affecting the qualified status of such plans, then the Company shall, upon any termination of Executive's employment following the Change in Control, pay Executive a cash lump sum (within 30 days of his termination) equal to the present value



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of the additional benefits the Executive would have accrued if he had been fully vested in such qualified pension plan.

          6.2  Permanent Disability; Death.  If the Executive becomes totally and permanently disabled (as defined in the Company's Long-Term Disability

Benefit Plan applicable to senior executive officers as in effect on the date hereof) ("Permanent Disability"), the Company or Executive may terminate

Executive's employment on written notice thereof, or if Executive's employment is terminated on account of death, the Executive (or his estate or designated beneficiaries) shall receive or commence receiving, as soon as practicable:

          (i) amounts payable pursuant to the terms of a disability insurance policy or life insurance policy or similar arrangements which the Company maintains during the term hereof;

         (ii)  the Pro-Rated Target Bonus;

        (iii)  the Vacation Payment and the Compensation Payment; and

         (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.3 hereof, to which he is entitled pursuant to the terms of such plans or programs.

          6.3  Voluntary Termination by Executive; Discharge for Cause.  (a)

The Company shall have the right to terminate the employment of Executive for

Cause.  In the event that Executive's employment is terminated by the Company for Cause, as hereinafter defined, or by Executive (other than: i) for Good

Reason, ii) as a result of the Executive's Permanent Disability or death, or

iii) within 12 months following a Change in Control) prior to the Termination

Date, Executive shall be entitled to receive only the Compensation Payment and the Vacation Payment.  After the termination of Executive's employment under this Section 6.3, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to

Executive shall thereupon cease and terminate.



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          (b)  As used herein, the term "Cause" shall be limited to (i)

willful malfeasance or willful misconduct by Executive in connection with his employment, (ii) continuing refusal by Executive to substantially perform his duties hereunder as required under Section 1.2, within ten days after notice of any such refusal to perform such duties was given to Executive, (iii) any material breach of the provisions of Section 14 of this Agreement by

Executive or (iv) the final conviction of, or final entry of a plea of nolo contendere by, Executive for any felony.  Termination of Executive pursuant to this Section 6.3 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Directors at a meeting of the Board of Directors of the Company called and held for the purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board prior to such vote), finding that in the reasonable judgment of such Board, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

          7.  Certain Additional Payments by the Company.

          (a)  Anything in this Agreement to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan,

program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a

"Payment"), would be subject to the excise tax imposed by Section 4999 of the

Code (or any successor provision thereto) by reason of being "contingent on a change in ownership or control" of the Company, within the meaning of Section



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280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment or payments

(a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the

Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b)  Subject to the provisions of Section 7(f) hereof, all determinations required to be made under this Section 7, including whether an

Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up

Payment, will be made by the nationally recognized firm of certified public accountants used by the Company prior to the Change in Control (the

"Accounting Firm").  The Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the Termination Date, if applicable, and any other such time or times as may be requested by the

Company or the Executive.  If the Accounting Firm determines that any Excise

Tax is payable by the Executive, the Company will pay the required Gross-Up

Payment to the Executive within five business days after receipt of such determination and calculations.  If the Accounting Firm determines that no

Excise Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state,

local income or other tax return.  Any determination by the Accounting Firm



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as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section

4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that

Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 7(f) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the

Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible.  Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

          (c)  The Company and the Executive will each provide the Accounting

Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting

Firm in connection with the preparation and issuance of the determination contemplated by Section 7(b) hereof.

          (d)  The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive.  The Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax



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return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company,

evidencing such payment.  If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant,

the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

          (e)  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by

Sections 7(b) and (d) hereof will be borne by the Company.  If such fees and expenses are initially advanced by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

          (f)  The Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification will be given as promptly as practicable but no later than 10 business days after the

Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the

Executive).  The Executive will not pay such claim prior to the earlier of

(a) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (b) the date that any payment of amount with respect to such claim is due.  If the Company notifies the

Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:



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          (1)  provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

          (2) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

          (3) cooperate with the Company in good faith in order effectively to contest such claim; and

          (4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Section 7(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 7(f)

and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax



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or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (g)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(f) hereof, the Executive receives any refund with respect to such claim, the Executive will (subject to the

Company's complying with the requirements of Section 7(f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to

Section 7(f) hereof, a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination,

then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of

Gross-Up Payment required to be paid pursuant to this Section 7.

          8.  Stock Arrangements.  Simultaneous with the execution of this

Agreement, Executive and the Company shall enter into the Management Stock

Purchase Agreement, Restricted Stock Agreement and other documents

(collectively, with the Stock Option Agreement, the "Equity Documents")



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necessary in connection with the __________ shares being sold or granted to

Executive in accordance with the terms thereof, all as attached hereto.

           9.  Mitigation of Damages.  Executive shall not be required to mitigate damages or the amount of any payment provided for under this

Agreement by seeking other employment or otherwise after the termination of his employment hereunder.

          10.  Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

          To the Company:

               Patina Oil & Gas Corporation
               1625 Broadway, Suite 2000
               Denver, Colorado  80202

          with a copy to:

               Alvin H. Brown, Esq.
               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017

          To Executive:

               Mr. Thomas J. Edelman
               667 Madison Avenue - 22nd Floor
               New York, New York 10021

          with a copy to:

               Walter M. Epstein, Esq.
               Rubin Baum Levin Constant & Friedman
               30 Rockefeller Center
               New York, NY  10112

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid,

addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.



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          11.  Separability; Legal and Accounting Expense Allowance.  If any

provision of this Agreement shall be declared to be invalid or unenforceable,

in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.  The

Company shall pay on behalf of the Executive, for each calendar year commencing with 1997, up to $10,000 for legal and accounting fees incurred by

Executive.  In addition, after a Change in Control, the Company shall pay all reasonable legal fees and related expenses (including the costs of experts,

evidence and counsel) incurred by Executive as they become due as a result of a good faith dispute in which Executive seeks to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which Executive is or may be entitled to receive benefits.

          12.  Assignment.  This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company,

if such successor expressly agrees to assume the obligations of the Company hereunder.

          13.  Amendment.  This Agreement may only be amended by written agreement of the parties hereto.

          14.  Nondisclosure of Confidential Information; Non-Competition.

(a)  Executive shall not, without the prior written consent of the Company,

use, divulge, disclose or make accessible to any other person, firm,



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partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its subsidiaries, except

(i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information.  For purposes of this

Section 14(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development

(or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its subsidiaries (the "Restricted Group") or the Restricted Group's

customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

          (b)  During the Term hereof, Executive agrees, subject to the limitation provided herein, that, without the prior written consent of the

Company, which consent shall not be unreasonably withheld:  (A) he will not,

directly or indirectly, either as principal, manager, agent, consultant,

officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in direct competition with the principal business activities of the Restricted Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation.

Notwithstanding the foregoing, nothing in this Section shall prevent

Executive from continuing to act, directly or indirectly, for any entity, in



                                       19
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any capacity in which he was engaged at any time during the 12 months prior to the date hereof.

          (c)  For purposes of this Section 14, a business shall be deemed to be in competition with the Restricted Group if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Restricted Group as a material part of the business of the Restricted Group within the same geographic area in which the effect such purchases, sales or dealings or renders such services.  Nothing in this Section 14 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.  If Executive wishes to engage in an opportunity Executive shall comply with the procedures established by the Company for considering such opportunity.  If the Company does not wish to engage in such opportunity, the

Board shall not unreasonably withhold its consent for Executive to engage in such opportunity, consistent with the Executive's obligations under this

Agreement.

          (d)  Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.  Executive agrees that any breach of the covenants contained in this Section 14 would irreparably injure the Company.

Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments



                                       20
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otherwise required by this Agreement and obtain an injunction against

Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

          15.  Beneficiaries; References.  Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof.  In the event of

Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.  Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

          16.  Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

The provisions of this Section 16 are in addition to the survivorship provisions of any other section of this Agreement.

          17.  Governing Law.  This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

          18.  Effect on Prior Agreements.  This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding with respect to

Executive's employment between the Company or any affiliate of the Company and Executive other than the Equity Documents referred to in Section 8 hereof and the terms of the employee benefit plans and programs in which he is participating.  In addition, the parties hereto agree that, in the event of a



                                       21
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Change in Control, the Executive shall receive the benefits provided in this

Agreement in lieu of the cash severance payment provided under the Change in

Control Plan.

          19.  Withholding.  The Company shall be entitled to withhold from payment any amount of withholding required by law.

          20.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original.


                                           PATINA OIL & GAS CORPORATION


                                             By  /s/ Brian Cree
                                                 ----------------------------
                                             Name:   Brian Cree
                                             Title:  Executive Vice President
                                                     and Chief Operations
                                                     Officer


                                                 /s/ Thomas J. Edelman
                                                 ----------------------------
                                                     Thomas J. Edelman



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